As filed with the Securities and Exchange Commission on February 24, 2012

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under the Securities Act of 1933

Eaton Corporation

(Exact name of Registrant as specified in its charter)

Ohio

(State or other Jurisdiction of Incorporation or Organization)

34-0196300

(IRS Employer Identification No.)

Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114-2584, (216) 523-5000

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

THOMAS E. MORAN, Senior Vice President and Secretary

Eaton Corporation, Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114-2584, (216) 523-4103

(Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copy to:

LISA L. JACOBS

Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022

Approximate date of commencement of proposed sale of the securities to the public:

From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement filed pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413 (b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer ☑ Accelerated filer ☐ Non-accelerated filer (Do not check if a smaller reporting company) ☐ Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Shares, par value $0.50 per share	500,000	$51.09	$25,545,000	$2,927

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low trading prices of Eaton Common Shares on the New York Stock Exchange on February 17, 2012.

Shareholder Dividend Reinvestment and

Direct Share Purchase Plan

500,000 Common Shares With a Par Value of $.50 Each

Eaton Corporation is pleased to offer shareholders the opportunity to participate in the Shareholder Dividend Reinvestment Plan and Direct Share Purchase Plan, a convenient and low-cost method for existing investors to increase their ownership in Eaton common shares and for new investors to join the Plan. Any shareholder of record of Eaton common shares, any interested investor, as well as brokers and nominees on behalf of beneficial owners in Eaton common shares, is eligible to participate in the Plan.

Participation in the Plan allows shareholders to:

•	conveniently purchase additional common shares, with no brokerage commission and, in most cases, no service fee;

•	automatically reinvest all or a portion of the cash dividends that are paid on Eaton common shares;

•	increase ownership of Eaton common shares over time with optional cash investments of as little as $10 each and as much as $10,000 per transaction, not to exceed $60,000 per calendar year; and

•

purchase additional common shares through optional cash investments made at any time and/or automatically through monthly deductions from the participant’s account with a U.S. bank or other financial institution.

Interested parties may also become participants in the Plan by making an initial investment of not less than $100 and up to a maximum of $10,000 per transaction, not to exceed $60,000 in any calendar year.

Eaton common shares are listed on the New York Stock Exchange under the trading symbol “ETN.” The closing price of Eaton common shares on January 31, 2012 was $49.03 per share.

Eaton’s principal executive office is located at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 441142584, and our telephone number is (216) 5235000. On January 31, 2012 there were 334.7 million shares of Eaton Common Stock issued and outstanding.

Eaton common shares that are acquired under the Plan may be purchased directly from Eaton or from shares that are purchased in the open market. If common shares are purchased from Eaton, the purchase price will be the average of the high and low sale prices of Eaton common shares as reported on the New York Stock Exchange consolidated tape on the relevant Investment Date (as that term is defined in this Prospectus). If Eaton common shares are purchased in the open market, the purchase price of those shares will be the average cost of all common shares purchased for the Plan on the relevant Investment Date. The price of common shares determined in accordance with either of these two methods is referred to as the “Market Price.”

Investing in the Eaton common shares involves risks that are described in the “Risk Factors” section beginning on page 3 of this prospectus.

The Plan shall be governed by and construed in accordance with the laws of the State of Ohio.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES

AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS

THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON

THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR

THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION

TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is February 24, 2012.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT EATON

We are a diversified power management company with 2011 sales of $16 billion. We are a global technology leader in electrical components and systems for power quality, distribution and control; hydraulics components, systems and services for industrial and mobile equipment; aerospace fuel, hydraulics and pneumatic systems for commercial and military use; and truck and automotive drivetrain and powertrain systems for performance, fuel economy and safety. We have approximately 73,000 employees in over 50 countries and sell products to customers in more than 150 countries.

Our principal executive office is at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114-2584 and our telephone number is (216) 523-5000.

RISK FACTORS

Before you decide to participate in the Plan and invest in our common shares, you should carefully consider the risks and uncertainties described in our most recent Form 10-K filed with the SEC and the other information included or incorporated by reference in this Prospectus, as well as in the following discussion. In addition, you should consult your own financial and legal advisors before making an investment.

You will not know the price of the shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

The price of our shares may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

Computershare Trust Company, N.A., the Plan Administrator, administers the Plan. If you instruct the Plan Administrator to sell shares under the Plan, you will not be able to direct the time or price at which your shares are sold. The price of our shares may decline between the time you decide to sell shares and the time of actual sale.

ABOUT THE PLAN

Purpose

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide existing shareholders with a simple, convenient and affordable way to increase their holdings in Eaton common shares at prevailing market prices and to enable new investors to make an initial investment in our common shares.

Key Features

2.	What are the Plan’s key features?

As a Plan participant, you can take advantage of the following Plan features:

Dividend Reinvestment.    Automatic reinvestment of all or a portion of your cash dividends.

Initial investment.    If you are not an existing shareholder, you can make an initial investment in Eaton Corporation common shares, starting with as little as $100 and up to a maximum of $10,000. See “How do I enroll if I am not currently an Eaton Corporation shareholder?” below for more information.

Optional Cash Investment and Automatic Monthly Deductions.    You can increase your holdings by making optional cash investments at any time by check or online at www.bnymellon.com/shareowner/equityaccess, or automatically by convenient monthly deductions from your checking, savings or money market account. Once you are a registered shareholder, you can buy our common shares and pay little or no service or trading fees. You can increase your holdings of our common stock through optional weekly cash investments of $10 or more, up to a maximum of $60,000 per year. You can make optional cash investments by check or electronically with deductions from your personal bank account — either in a single transaction or automatically each month.

Book-Entry Share Ownership; Safekeeping.    Instead of physical stock certificates, you will receive statements reflecting your transaction history and share ownership.

Online Access to Account Information.    You can enroll and access your account information online at any time at www.bnymellon.com/shareowner/equityaccess.

Easy Withdrawal, Sale or Transfer.    You may sell or transfer your shares at any time.

Low Transaction Costs.    You can acquire Eaton common shares at prevailing market prices with no brokerage commissions and, in most cases, no service fees.

Administration

3.	Who administers the Plan and What does the Plan Administrator do?

Computershare Trust Company, N.A., is the Plan Administrator. The Plan Administrator, as designated agent for each participating shareholder, administers the Plan, keeps records, sends statements of account activity to each participant and performs other duties relating to the Plan. The Plan Administrator holds for safekeeping the shares purchased for you together with shares forwarded by you to the Plan Administrator for safekeeping until termination of your participation in the Plan or receipt of your request for a certificate for all or part of your shares. Shares purchased under the Plan and held by the Plan Administrator will be registered in the Plan Administrator’s name or the name of its nominee, as your agent. In the event that the Plan Administrator should resign or otherwise cease to act as agent, we will appoint a new administrator to administer the Plan.

The Plan Administrator also acts as dividend disbursing agent, transfer agent and registrar for shares of our common stock. We and the Plan Administrator will not be liable in administering the Plan for any act done in good faith or as required by applicable securities laws or for any good faith omission to act including, without limitation, any claim or liability arising out of failure to terminate your account upon your death, or with respect to the prices at which shares are purchased for your account and the times when such purchases are made or with respect to any fluctuation in the market value after purchase or sale of shares. Neither we nor the Plan Administrator shall have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan.

4.	How do I contact the Plan administrator?

If you have questions regarding the Plan, please write to the Plan Administrator at the following address: Eaton Corporation, c/o Shareowner Services, P.O. Box 358035, Pittsburgh, PA 15252-8035, or call the Plan Administrator at (888) 597-8625 (if you are inside the United States or Canada), (201) 680-6578 (if you are outside the United States or Canada) or (800) 231-5469 for the hearing impaired (TDD). An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Time, Monday through Friday (except holidays). In addition, you may visit the Plan Administrator website at www.bnymellon.com/shareowner/equityaccess. At this website, you may enroll, perform certain transactions and obtain information on your Eaton Corporation account via Investor ServiceDirect®. In order to access your account through ISD you will need to register through EquityAccess at www.bnymellon.com/shareowner/equityaccess and create a Personal ID and Password. To begin, you will need your 12-digit Investor ID, which can be found on your check stub, statement, or advice. Select Investor ID as your login method and click continue. Please follow the prompts to complete the EquityAccess registration process.

For added security, to safeguard your assets, the Plan Administrator requires you to authenticate your identity when you register to access your account online. If you are a U.S. resident, you may authenticate your identity online by answering a series of questions. If you choose not to utilize the online authentication process, or you are not a U.S. resident, your individual authentication code will be sent to you via the U.S. Postal Service.

Eligibility and Participation

5.	Who can participate in the Plan and how can I enroll?

Registered Shareholders

If you already own our common stock and the shares are registered in your name, you may participate immediately by choosing to reinvest all or part of your quarterly dividend, if any, or by making an additional cash investment. Please see “How do I make additional cash investments?” below for details regarding optional monthly cash investments. You can enroll online through Investor ServiceDirect® or by completing and returning the enclosed enrollment form to the Plan Administrator in the envelope provided (see “New Investors” below). Your participation will begin promptly after your authorization is received. Once you have enrolled, your participation continues automatically until either you elect to withdraw from the Plan or the Plan is terminated by the Company.

Beneficial Owners or Shares Held in “Street Name”

If your shares of Eaton Corporation common stock are registered in the name of a bank, broker or other nominee, you must arrange for the bank, broker or other nominee to register in your name the number of shares of Eaton Corporation common stock that you want to participate in the Plan or have the shares electronically transferred into your own name through the Direct Registration System. You can then enroll as a shareholder of record, as described in “Registered Shareholders” above. Alternatively, if you do not want to re-register your shares, you can enroll in the Plan in the same way as someone who is not currently a registered Eaton Corporation shareholder, as described in “New Investors” below.

New Investors

If you do not currently own any Eaton Corporation common stock, you can participate by making an initial cash investment through the Plan for as little as $100 and up to a maximum of $10,000. Your initial investment can be made using one of the following options:

Via on-line enrollment through Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess and:

•	authorizing one deduction (minimum of $100) from your bank account; or

•	opening your account on-line and sending your initial investment of $100 or more by check payable to Eaton/BNY Mellon.

Via the Enrollment Form and:

•

completing the enclosed enrollment form and submitting it to the Plan Administrator, and making one payment (minimum of $100) by check payable to Eaton/BNY Mellon. If you need to obtain an enrollment form, contact the Plan Administrator at (888) 597-8625. While there is no cost to enroll in the Plan, please refer to “What are the cost and/or fees associated with participation?” for more information on purchase, reinvestment and sale fees.

6.	Can I deposit Eaton common shares that I have in certificated form into my Plan account for safekeeping?

Yes. As a Plan participant, you can deposit your share certificates into your Plan account at no charge. The advantages of holding shares in book-entry form in the Plan are protection against certificate loss, theft, and damage.

After your enrollment, you can deposit Eaton common shares in the Plan by sending your share certificate(s) to the Plan administrator (see Question 4), properly insured, by registered or certified mail with return receipt requested or some other form of traceable delivery. You should include a written request to instruct the Plan Administrator to deposit your share certificate(s). Do not sign the share certificate(s) or complete the assignment section. Shares that you deposit will be credited in book-entry form in your Plan account.

Dividend Reinvestment

7.	What dividend reinvestment elections do I have under the Plan?

You have the following dividend reinvestment elections under the Plan, one of which you would select on the Enrollment Authorization Form:

Full Dividend Reinvestment:    If you select “Full Dividend Reinvestment” on the Enrollment Authorization Form, the Plan Administrator will apply all cash dividends paid on the Eaton common shares credited to your Plan account and those registered in your name in certificate and/or book-entry form toward the purchase of additional Eaton common shares. The shares purchased with your reinvested dividends will then be credited to your Plan account. In addition, at any time, you can send optional cash investments to the Plan Administrator to purchase additional Eaton common shares for your Plan account.

Partial Dividend Reinvestment:    If you select “Partial Dividend Reinvestment,” you will receive cash dividends on the number of shares that you designate from those credited to your Plan account and those registered in your name in certificate and/or book-entry form. The Plan Administrator will apply the cash dividends paid on any remaining shares toward the purchase of additional Eaton common shares which will then be credited to your Plan account. In addition, at any time, you can send optional cash investments to the Plan Administrator to purchase additional Eaton common shares for your Plan account.

All Cash (No Dividend Reinvestment):    If you select “All Cash,” the cash dividends paid on shares credited to your Plan account and those registered in your name in certificate and/or book-entry form will not be reinvested, but will be sent to you by check or through direct deposit to your U.S. bank account. In addition, at any time, you can send optional cash investments to the Plan Administrator to purchase additional Eaton common shares for your Plan account.

8.	When will reinvestment of my cash dividends begin?

The Plan Administrator will begin to reinvest your dividends automatically on the next dividend payment date after receiving your Enrollment Authorization Form, so long as your Enrollment Authorization Form is received on or before the record date for that dividend. The dividend payment date for Eaton common shares has been traditionally the fourth Friday of February, May, August and November if a business day, or the next preceding business day if the dividend payment date is not a business day.

If your Enrollment Authorization Form arrives after the record date for the dividend payment, automatic dividend reinvestment may not begin until the next dividend payment date. After you join the Plan, you will remain a participant unless your participation is terminated (see Questions 30 and 31).

9.	Will dividends be paid or reinvested on fractional shares?

Yes. You will be paid dividends on fractional shares that are either reinvested in Eaton common shares or paid to you in cash.

10.	How can I change my dividend reinvestment election under the Plan?

As a Plan participant, you may change your dividend reinvestment election at any time on the Internet at www.bnymellon.com/shareowner/equityaccess, or by calling or writing the Plan Administrator (see Question 4). The Plan Administrator must receive your change request on or before the record date for a dividend payment date in order for the change to be effective for that dividend. If your request is received after the record date, the Plan Administrator, in its sole discretion, may defer changing your dividend reinvestment election until the next dividend payment date.

Optional Cash Investments and Automatic Monthly Deductions

11.	How do I make optional cash investments?

You may purchase additional shares through optional cash payments, regardless of whether dividends are being reinvested. Optional cash payments may not be less than $10, no single cash investment may exceed $10,000 and the total of all optional cash payments submitted by an individual shareholder may not exceed $60,000 in any year. The $10 minimum applies only to optional cash payments by existing Plan participants. New investors must make an initial investment of not less than $100. There is no obligation either to make an optional cash payment or to invest the same amount of cash for each investment.

Check.    You may make optional cash investments by sending a check to the Plan Administrator payable to Eaton/BNY Mellon. To facilitate processing of your investment, please use the transaction stub attached to your Plan statement. Mail your investment and transaction stub to the address specified on the stub. A $35 fee will be assessed for a check that is returned for insufficient funds. Please see “What are the fees associated with participation?” above for all other applicable Plan fees.

Automatic Monthly Withdrawals.    If you already own common stock and are enrolled in the Plan and want to make additional purchases, you can authorize automatic monthly deductions from your bank account by completing the appropriate section in the enclosed enrollment form, or by enrolling online after you access your account through Investor ServiceDirect®. This feature enables you to make ongoing investments in an amount that is comfortable for you, provided it is at least $10 and does not exceed $10,000 in any one transaction or $60,000 together with all other purchases in any calendar year, without having to write a check. You can also authorize individual automatic deductions from your bank account through Investor ServiceDirect®. The amounts you have authorized will be withdrawn from your bank account on the 20th day of each month, or the next succeeding business day if the 20th falls on a weekend or holiday. Please see “What are the fees associated with my participation in the Plan?” above for all other applicable Plan fees.

12.	How often can I send optional cash investments and what dollar limits apply?

You can send in optional cash investments as often as you want. Each optional cash investment that you make needs to be $10.00 or more and can not exceed $10,000. The sum of all optional cash investments that you make in a calendar year cannot exceed $60,000.00. Optional cash investments below the minimum or in excess of the annual maximum will be refunded to you.

13.	What happens if there are insufficient funds to cover my optional cash investments?

In the event any check, draft, or electronic funds transfer you submit or order as payment to the Plan Administrator to purchase Eaton common shares is dishonored, refused, or returned, the Plan Administrator, at its discretion and without your further consent, may sell Eaton common shares purchased and credited to your Plan account to satisfy the amount owed on the purchase. The Plan Administrator may sell shares to cover the amount owed, and any returned check or failed electronic payment fee, as a result of your order in any manner consistent with applicable commercial and securities laws. The amount owed will include the purchase price paid, the purchase and sale service fees and the per share processing fees (see Question 27).

14.	How do I change or terminate automatic monthly deductions?

You may change or terminate automatic monthly deductions by contacting the Plan Administrator (see Question 4). The Plan Administrator must receive your change or termination request at least six business days preceding the Investment Date (see Question 16) for which you want the change or termination to be effective.

Purchases

15.	When will the Plan Administrator purchase Eaton common shares for my Plan account?

As described below, the Plan Administrator will invest optional cash investments either on, or within 35 days after, the relevant Investment Date (see Question 16). Dividends will be invested in the months in which they are paid as described below.

16.	What is the Investment Date?

Upon receipt of your funds, the Plan Administrator will invest initial and additional cash purchases as promptly as practicable, normally within five (5) business days. For automatic monthly purchases, the amounts you have authorized will be withdrawn from your bank account on the 20th day of each month or on the next succeeding business day if the 20th falls on a weekend or holiday. The funds will be credited to your Plan account and normally invested within five (5) business days after receipt by the Plan Administrator.

For dividend reinvestment, the Investment Date is the dividend payment date for Eaton common shares, which has been traditionally the fourth Friday of February, May, August and November if a business day, or the next preceding business day if the dividend payment date is not a business day.

If the Plan Administrator acquires Eaton common shares from Eaton, the investment will be made as of the close of business on the relevant Investment Date. If the Plan Administrator acquires Eaton common shares in the open market, the funds will be invested as promptly as practicable, normally within five (5) business days. If the Plan Administrator is unable to process your investment(s) within 35 days after the Investment Date, the Plan Administrator will return the funds to you by check.

17.	How many Eaton common shares will the Plan Administrator purchase for my Plan account?

The number of Eaton common shares the Plan Administrator will purchase for you depends on the purchase price of Eaton common shares (see Question 19), the total amount of your dividends (if applicable), and optional cash investments (in any form) that you submit, less any applicable service fees and processing fees. Your Plan account will be credited with the actual number of shares purchased, including fractions.

18.	How does the Plan Administrator acquire Eaton common shares under the Plan?

The Plan Administrator uses your investment funds (that is, dividends and/or optional cash investments, less any applicable service fees and processing fees), to purchase Eaton common shares either from Eaton or in the open market, as Eaton determines. For the purpose of making purchases, the Plan Administrator may combine your dividend and optional cash investment funds with those of some or all other Plan participants.

19.	At what price will the Plan Administrator purchase Eaton common shares?

The price of Eaton common shares purchased with reinvested dividends or with optional cash investments will be the Market Price as described below.

If Eaton common shares are purchased from Eaton, the Market Price for those shares will be the average of the high and low sale prices of Eaton common shares as reported on the New York Stock Exchange consolidated tape on the relevant Investment Date (see Question 16). If on any Investment Date there is no reported trading in Eaton common shares on the New York Stock Exchange, the Market Price will be based on the weighted average of the high and low sale prices on the nearest trading dates before and after the Investment Date. No common shares will be purchased under the Plan at less than the par value for Eaton common shares ($.50).

If Eaton common shares are purchased in the open market, the Market Price per share for your investment will be the weighted average price per share of all shares purchased in the open market by the Plan Administrator to fill the combined purchase order for the Plan investments. In some instances, filling a purchase order may require execution of multiple trades in the market and may take more than one trading day to complete.

YOU SHOULD BE AWARE THAT THE MARKET PRICE PER EATON COMMON SHARE MAY BE MORE OR LESS THAN THE PRICE PER EATON COMMON SHARE AT THE TIME YOU REQUEST A PURCHASE. YOU SHOULD ALSO BE AWARE THAT YOU MAY NOT BE ABLE TO RESCIND INSTRUCTIONS YOU SUBMIT TO THE PLAN ADMINISTRATOR TO PURCHASE YOUR SHARES. ANY DECISION CONCERNING A REQUEST FOR RESCISSION WILL BE MADE AT THE SOLE DISCRETION OF THE PLAN ADMINISTRATOR.

20.	Will share certificates be issued to me for Eaton common shares purchased?

Eaton common shares purchased under the Plan for your account will be recorded in book-entry form and registered in the name of one of the Plan Administrator’s nominees as agent for your account in the Plan. Your share ownership interest will be recorded in a book-entry Plan account on our shareholder records. In the event that the Plan Administrator should resign, be removed or otherwise cease to administer the Plan, we will make such other arrangements as we deem appropriate for administration of the Plan.

Unless you request them, the Plan Administrator will not issue certificates for Eaton common shares purchased under the Plan. The number of shares purchased for your Plan account, as well as the number of shares you deposit, will be shown on your Plan account statement. Keeping shares in book-entry form rather than in certificated form protects against loss, theft and destruction of stock certificates. Many shareholders retain their shares in book-entry form.

You may request that the Plan Administrator issue physical certificates to you at any time on the Internet at www.bnymellon.com/shareowner/equityaccess, or by calling or writing the Plan Administrator (see Question 4). In response to your request, a certificate for the number of whole shares credited to your Plan account that you request will be issued to you. A certificate for a fraction of a share cannot be issued.

Shares held in book-entry form in your Plan account may not be pledged. If you wish to pledge any of your shares, you must first request that physical share certificates be issued in your name.

Withdrawal, Sale, Re-registration or Transfer of Shares

21.	How can I withdraw the shares credited to my Plan account?

You can withdraw all or a portion of the shares credited to your Plan account at any time on the Internet at www.bnymellon.com/shareowner/equityaccess or by calling or writing the Plan Administrator (see Question 4). The Plan Administrator will process your request to withdraw shares promptly following receipt, and in no event later than five trading days after the date the request is received (except where deferral is necessary under applicable Federal or state laws or regulations).

If you wish to withdraw a portion of the shares in your Plan account, the request must be for a whole number of shares as the Plan Administrator cannot issue certificates for fractional shares. If you wish to withdraw all shares credited to your Plan account, the Plan Administrator will issue a certificate for all the whole shares and a cash payment, less any applicable service fees and per share processing fees, for any remaining fractional share credited to your Plan account. In that instance, the amount of the check, if any, will be based upon the sale price obtained for any shares sold by the Plan Administrator on the day your certificate was issued or, if there is no market sale that day for Eaton common shares, the closing price on the day before. The Plan Administrator will send your certificate and a check (if applicable) to the address of record on your Plan account.

22.	What happens to my dividend reinvestment election if I withdraw shares from my Plan account?

Your dividend reinvestment election will remain the same unless you withdraw all of the Eaton common shares in your Plan account.

If you withdraw all of your whole and fractional Plan shares, your participation in the Plan will be terminated and any future dividends will be paid by check or direct deposit to your bank account, as you elect. At its discretion, the Plan Administrator also may close any Plan account that contains less than one Eaton common share. Any fractional share in your Plan account will be sold subject to the fees as described in Question 27. A check for the sale proceeds less applicable fees will be mailed to your address of record. All future dividends on shares registered in your name will be paid in cash.

23.	How can I sell the shares credited to my Plan account?

You can sell all or a portion of the shares credited to your Plan account by contacting the Plan Administrator (see Question 4). Through participating brokers, the Plan Administrator will sell the shares for you. The Plan Administrator will send the sale proceeds to you by check, less any applicable fees (see Question 27), to your address of record after your sale transaction has settled. The Plan Administrator may combine your shares to be sold with those of other Plan participants selling shares at the same time. The Plan Administrator may refuse to execute a transaction request by telephone or Internet and in its place require written submission of the request.

Alternatively, you may request the Plan Administrator to issue share certificate(s) for any whole shares credited to your Plan account. Upon your receipt of the certificate(s), you can sell the shares through a broker of your choice or otherwise transfer the shares.

24.	When will the Plan Administrator execute a sale request and how is the price determined?

The Plan Administrator will process your sale order promptly following receipt, and in no event later than five trading days after the date the order is received (except where deferral is necessary under applicable Federal or state laws or regulations). The sale price for shares sold will be based on the price per share obtained in the open market as part of an aggregate order.

25.	How do I change the name on my Plan account, transfer shares, or give as a gift shares in my Plan account?

You may change the name on your Plan account, transfer shares, or give as a gift shares in your Plan account at any time by completing and submitting to the Plan Administrator a Transfer of Ownership Form. Transfers may be made in book-entry or certificated form. Contact the Plan Administrator (see Question 4) to request transfer instructions and the Transfer of Ownership Form, or download the instructions and the Transfer of Ownership Form from the Internet at www.bnymellon.com/shareowner/equityaccess You must provide the full new name, address and taxpayer identification (or social security) number (if known) of the new owner on the Transfer of Ownership Form.

If you are submitting your certificates for transfer, we recommend that you send them, properly insured, by certified or registered mail, return receipt requested, or some other form of traceable delivery. All participants in the existing Plan account need to sign the instructions, and their signatures need to be authenticated with a Medallion Signature Guarantee as described in the instructions on the Transfer of Ownership Form.

26.	What happens to my dividends if I sell or transfer shares from my Plan account?

If you sell or transfer a portion, but not all, of the shares in your Plan account, your dividend reinvestment election will remain the same for the remainder of the shares in your Plan account. See also Question 22.

Costs and Fees

27.	What costs and/or fees are associated with my participation in the Plan?

All costs of administration of the Plan and the costs incurred in connection with the purchase of Eaton common shares under the Plan will be paid by Eaton, with the few exceptions described below. As a Plan participant, you will incur no brokerage commissions or pay service fees for purchases, except that: if the shares you own are not registered in your name but in the name of your broker or other nominee and you arrange to participate in the Plan indirectly through such broker or other nominee, you may be required to pay a commission or service fee to such broker or nominee in connection with your participation.

If you instruct the Plan Administrator to sell all or a part of the Eaton common shares credited to your Plan account, you will be charged a service fee of $15.00 per transaction, a processing fee of $0.12 per share sold and any transfer taxes in connection with the sale. The net proceeds from any such sale will be sent to you as soon as practicable.

The chart below summarizes the fees associated with participation in the Plan and includes the minimum and maximum investment amounts that can be made under the Plan:

FEE SCHEDULE

Transaction Type	Service and Processing Fees (see Notes 1, 2 and 3)	Minimum Investment	Maximum Investment (per calendar year, Unless Otherwise Noted)
Dividend Reinvestment	Company Paid	N/A	N/A
Initial Cash Investment	Company Paid	$100.00	$10,000.00 (per transaction)
Optional Cash Investment (via check or one-time online bank debit)	Company Paid	$10.00	$10,000.00 (per transaction)
Optional Cash Investment (via automatic monthly deductions)	Company Paid	$10.00	$60,000.00
Sale of Shares (including sale of a fractional share at termination or withdrawal)	$15.00 per transaction plus $0.12 per share sold	N/A	N/A
Returned Check or Failed Electronic Payment Fee**	$35.00	N/A	N/A

Notes:

1.	All per share processing fees include the applicable brokerage commissions the Plan Administrator is required to pay.

2.	All applicable fees will be deducted from the funds to be invested or from the sale proceeds.

3.	Fees are subject to change at any time upon written notification to Plan participants. Any change applies to all applicable transactions that occur after the effective date of the change.

*	All investments, including optional cash investments and automatic monthly deductions, but excluding dividend reinvestments, will be aggregated.

**

If the investment is applied to purchase shares before the check or attempted automatic monthly deduction from your bank account is rejected, your purchased shares will be sold and certain fees will be charged against the value of the shares in your account.

Reports to Participants

28.	What kind of reports will I receive regarding my participation in the Plan?

You will receive a statement whenever there is activity affecting your Plan account. The statement will confirm each transaction, such as any purchase, sale, transfer, certificate of deposit, certificate of issuance, or dividend reinvestment. Statements will be sent promptly following each transaction. These statements are a record of your Plan account activity showing your cumulative share position and the prices for your purchases and sales of shares under the Plan. The statements will also show the amount of dividends reinvested (if applicable) and any applicable fees charged for your respective transactions during the period. You should retain these statements for tax purposes. The Plan Administrator may charge a fee for duplicate statements.

As a registered shareholder, you will also receive copies of Eaton Annual Reports, proxy statements, notices of annual and special meetings, proxy cards, and if applicable, dividend income and other notices for tax reporting purposes.

If you prefer, and if the Eaton materials are available online, you may consent to receive such materials electronically over the Internet. Instead of receiving materials through the mail, you will receive an electronic notice to your e-mail address of record notifying you of the availability of Eaton materials online and instructing you how to view and act on them.

29.	Where will the Plan Administrator send reports, notices and other communications regarding my participation?

Reports, notices and other communications sent to you under the Plan will be addressed to your last known address as reflected by the Plan Administrator’s records. Therefore, you should notify the Plan Administrator (see Question 4) promptly of any change in your address.

Termination

30.	When and how may I terminate participation in the Plan?

You may terminate participation in the Plan at any time by giving instructions to the Plan Administrator. As soon as practicable following termination, the Plan Administrator will send you a certificate for the whole shares and a check for any fractional share in your Plan account. At your request, the Plan Administrator will alternatively sell all or a portion of such shares and remit to you the proceeds less any applicable fees and transfer taxes (see Question 27). If the Plan Administrator receives your termination request after the record date for a dividend payment, the Plan Administrator, in its sole discretion, may either pay any such dividend in cash or reinvest it in shares on your behalf. If the dividend is reinvested, the Plan Administrator may sell the shares purchased and remit the proceeds to you, less any costs of sale. Any optional cash investments sent to the Plan Administrator prior to your termination request will also be invested unless you expressly request that the optional cash investment be returned and your request is received at least two business days prior to the Investment Date. In every case of termination, your interest in a fractional share will be paid in cash less any applicable fees and any other costs of sale (see Question 27).

31.	Under what circumstances will Eaton terminate my participation in the Plan?

At any time, for any reason and at our discretion, we may instruct the Plan Administrator to terminate your participation in the Plan effective immediately upon mailing a notice to you at your address of record.

The Plan Administrator will automatically terminate your Plan account if you withdraw all of your whole and fractional shares. The Plan Administrator may also terminate your Plan account if your share balance is less than one Eaton common share.

In the event of your death or adjudication of incompetency, the Plan Administrator may terminate your Plan account and distribute the proceeds as described in Question 30. The Plan Administrator will continue to maintain your Plan account, however, until the Plan Administrator receives satisfactory written notice of your death or adjudication of incompetency. In addition the Plan Administrator must receive satisfactory proof of the appointment of a legal representative who is authorized to instruct the Plan Administrator on the termination of your account and receive the proceeds thereof.

Additional Information

32.	What happens if Eaton has a rights offering, issues a stock dividend, or has a stock split?

Your participation in any rights offering, dividend distribution or stock split will be based on the Eaton common shares registered in your name both in certificate and/or book-entry form, and the shares (whole and fractional) credited to your Plan account. Any stock dividend or stock split shares of Eaton common shares issued with respect to both certificate and book-entry (whole and fractional) Eaton common shares will be credited automatically to your Plan account in book-entry form.

33.	How will my Plan shares be voted at a meeting of shareholders?

All Eaton common shares credited to your Plan account will be voted as you direct. If you have shares credited to your Plan account on the record date for a meeting of shareholders, the proxy materials will be sent to you for that meeting. When you submit your executed proxy, either electronically, by telephone or by mail, all of your shares will be voted as directed by you. If you elect, you may vote all of your shares in person at the shareholders’ meeting. If you do not vote your shares in person at the meeting of shareholders or you do not properly submit an executed proxy (whether by telephone, Internet or mail), your shares will not be voted.

34.	What are the Federal income tax consequences of participation in the Plan?

Dividend Reinvestment.    Your dividends reinvested in Eaton shares under the Plan are subject to Federal income taxes just as if you had received them in cash. When the Plan Administrator acquires shares for your account directly from Eaton, you must include in gross income a dividend amount equal to the number of shares purchased multiplied by the per share Market Price on the Investment Date. When the Plan Administrator acquires shares for your account in the open market, you must include in gross income an amount equal to the cash dividends reinvested plus that portion of per share processing fees (including applicable brokerage commissions) allocated to the purchase of your shares and paid by Eaton to the Plan Administrator. Shortly after the end of each year, you will receive a Form 1099-DIV from the Plan Administrator that provides the amount of the above dividend income reported to the Internal Revenue Service. For tax purposes, your cost basis in the Eaton shares purchased for your account will be equal to the dividend you included in gross income on your tax return. Also, your holding period will begin on the day after the Investment Date.

Optional Cash Investment.    If you increase your holdings in Eaton shares by making an optional cash investment or you make an initial investment, your cash payment will be treated as a dividend includible in gross income to the extent the Market Price of the shares on the Investment Date exceeds your optional cash payment (i.e., to the extent the Plan Administrator acquires shares from Eaton at a discount). Your optional cash payment will not be treated as a dividend when the Plan Administrator acquires shares for your account in the open market, except to the extent of per share processing fees (including applicable brokerage commissions) allocated to the purchase of your shares and paid by Eaton to the Plan Administrator. For tax purposes, your cost basis in the additional shares purchased will be equal to your optional cash payment, plus the amount (if any) you included in gross income on your tax return as a dividend. Also, your holding period will begin on the day after the Investment Date.

Gain/Loss Recognition.    You will recognize a tax gain or loss when shares (including fractional shares) are sold or exchanged — either by the Plan Administrator at your request, or by your own action after your withdrawal from the Plan, or after termination of the Plan. The amount of gain or loss you recognize for tax purposes is equal to any difference between the amount of cash you receive for a whole or fractional share and your cost basis in it. Shortly after the end of any year in which you sold shares through the Plan, you will receive a Form 1099-B from the Plan Administrator showing the amount of sales proceeds reported to the Internal Revenue Service.

Withholding Provisions.    Dividends paid on your shares, as well as the proceeds of any sale of your shares in the Plan, may be subject to the “backup withholding” provisions of the Internal Revenue Code. Backup withholding is required if you fail to furnish a properly completed Form W-9 or its equivalent to the Plan Administrator showing your correct taxpayer identification number. Also, if you are a non-resident alien, the Plan Administrator is generally required to withhold U.S. income taxes on dividends paid on your shares held in the Plan. Any U.S. taxes withheld on reinvested dividends will be deducted from each dividend and only the reduced amount will be reinvested in Eaton stock. Where sales proceeds are subject to withholding, the amount of tax withheld will be deducted from the proceeds.

The above summary is for your general information and is not tax advice. It may not reflect your specific tax consequences that result from your participation in the Plan. You should consult with your tax advisor regarding the tax rules that may specifically affect you.

35.	Can the Plan be changed or discontinued?

Although we anticipate maintaining the Plan in its current state, we reserve the right to suspend, modify or terminate the Plan at any time upon notice to Plan participants. If we modify the Plan, we will send notice to you within thirty (30 days) in advance of such modification. If the Plan is suspended or terminated, the Plan Administrator will promptly refund optional cash investments held pending investment. No interest will be paid on these funds. Further your book-entry shares will continue to be credited to your Plan account at the Plan Administrator, unless you request a certificate for the whole shares and a check for any fractional share. As an alternative to issuing certificates in the event of suspension or termination, you can request that the Plan Administrator sell all or part of your book-entry shares. The Plan Administrator will send you a check for the proceeds of the sale, less any applicable fees (see Question 27).

36.	Who bears the risk of market fluctuations in Eaton common shares and participation in the Plan?

Your direct investment in shares credited to your Plan account is no different than your investment in certificated shares. You alone bear the risk of fluctuations in the market value of Eaton common shares. You bear the risk of loss in value and you enjoy the benefits of gains from market price changes with respect to all of your shares. In addition, as a Plan participant, you may lose an advantage otherwise available in being able to select more specifically the timing of your investment or the sale of your shares.

Neither Eaton nor the Plan Administrator provides any advice or makes any recommendations with respect to any purchase or sale transaction you initiate; neither can Eaton or the Plan Administrator guarantee that the value of the shares purchased under the Plan will, at any particular time, be more than your original investment. You need to make independent investment and participation decisions based on your own judgment and research.

Neither Eaton nor the Plan Administrator can guarantee liquidity in the market, thus your investments and the marketability of your securities may be adversely affected by the current market conditions at the time liquidation of your investment is sought.

Shares credited to your Plan account in book-entry form through the Plan are not subject to protection under the Securities Investor Protection Act, the Federal Deposit Insurance Act, or similar insurance or guarantee statute, and neither Plan shares nor cash held pending investment or disbursement with the Plan Administrator or its affiliates are subject to any guarantee.

37.	What are the responsibilities of Eaton and the Plan Administrator under the Plan?

Neither Eaton nor the Plan Administrator will be liable in administering the Plan for any act done in good faith, or for any good-faith omission to act, including, without limitation, any claims of liability (i) arising out of failure to cease reinvestment of dividends for a participant’s account in the event of the participant’s death or adjudication of incompetency prior to receipt of satisfactory written notice of such death or incompetency as described in Question 31, (ii) with respect to the prices at which shares are purchased or sold for a participant’s account or the times when such purchases or sales are made, (iii) with respect to the source from which shares are purchased for participants or (iv) with respect to any fluctuation in the market value after purchase or sale of shares. Government regulation may require the temporary curtailment or suspension of purchases or sales under the Plan. Neither Eaton nor the Plan Administrator will have any liability in connection with any inability to purchase or sell Eaton common shares under the Plan.

PLAN OF DISTRIBUTION

We will distribute any newly issued shares of our common stock sold under the Plan. You will pay no service fees or brokerage trading fees on shares that are newly issued. However, if you request that shares be sold, you will receive the proceeds less a handling charge of $15.00 and any brokerage trading fees. The common stock is currently quoted on the New York Stock Exchange under the symbol ETN.

Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, and may be considered to be underwriters within the meaning of the Securities Act of 1933. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy and information statements and other information with the Securities and Exchange Commission (“SEC”). Documents that we file with the SEC are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document filed with the SEC at the following public reference facilities maintained by the SEC:

Public Reference Room	New York Regional Office	Chicago Regional Office
100 F Street N.E	3 World Financial Center	175 West Jackson Blvd.
Room 1580	Suite 4300	Suite 900
Washington, D.C. 20549	New York, NY 10281-1022	Chicago, IL 60604

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Documents that we file with the SEC are also available on our web site at www.eaton.com. Our common shares are listed on the New York and Chicago stock exchanges, where you can also inspect reports, proxy and information statements and other information about us.

INCORPORATION OF INFORMATION FILED WITH THE SEC

The SEC allows us to “incorporate by reference” into this Prospectus information that we file with the SEC. This means that we can satisfy our disclosure obligations to you by referring you to the SEC documents that contain this information. Information contained in a document that is incorporated by reference is considered part of this Prospectus. Information contained in documents that we file with the SEC after the date of this Prospectus may update or supersede information in this Prospectus and information in documents incorporated by reference.

The following documents, which were filed with the SEC pursuant to the Securities Exchange Act of 1934, are hereby incorporated by reference:

(a) Our Annual Report on Form 10-K for the year ended December 31, 2011.

(b) Information in our definitive proxy statement filed on March 18, 2011 under the captions “Election of Directors”, “Section 16(a) Beneficial Ownership Compliance” and “Board Committees--Audit Committee”.

(c) The description of Eaton common shares contained in the Registration Statement on Form S-3, filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, on February 24, 2012.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

Each person to whom this Prospectus is delivered (including any beneficial owner) can obtain from us without charge upon written or telephone request copies of any of the documents incorporated by reference in this Prospectus. Requests for documents incorporated by reference in this Prospectus should be directed to Eaton Corporation, Senior Vice President and Secretary, Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114-2584; telephone number (216) 523-5000.

USE OF PROCEEDS

We do not know the number of shares of common stock that ultimately will be purchased through the Plan, the prices at which the shares will be sold, or the amount of proceeds we will receive pursuant to the offer and sale of shares under the Plan. We will only receive proceeds from the purchase of common stock pursuant to the Plan to the extent that such purchases are made directly from us and not through open market purchases. The proceeds from the sale of the common stock purchased directly from us pursuant to the Plan will be used for general corporate purposes.

LEGAL OPINION

Mark McGuire, Esq, passed upon the legality of the Eaton common shares offered under this Prospectus. Mr. McGuire presently serves as the General Counsel of Eaton. He is an Eaton shareholder and also holds options to purchase Eaton common shares.

EXPERTS

The consolidated financial statements of Eaton Corporation appearing in Eaton Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2011, and the effectiveness of Eaton Corporation’s internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II. INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expense of Issuance and Distribution

The following table sets forth all expenses in connection with the issuance and distribution of the securities being registered. All amounts are estimates.

Filing fee for Registration Statement	$ 2,927
Legal Fees and Expenses	5,000
Rating Agency Fees	0
Blue Sky Fees and Expenses	0
Printing and Engraving Fees	15,000
Accounting Fees and Expenses	5,000
Trustee’s and Depositary’s Fees and Expenses	0
Miscellaneous Expenses	10,000

Total	$37,927

Item 15. Indemnification of Directors and Officers

Paragraph (E) of Section 1701.13 of the Ohio Revised Code grants each corporation organized under the laws of the State of Ohio, such as Eaton Corporation, power to indemnify its directors, officers and other specified persons. Provisions relating to indemnification of directors and officers of Eaton Corporation and other specified persons have been adopted pursuant to the Ohio law and are contained in Article IV, Section 2 of Eaton Corporation’s Amended Regulations. Under the Amended Regulations, Eaton Corporation shall indemnify any director, officer or other specified person against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such director, officer or other specified person, to the full extent permitted by applicable law. The foregoing statement is subject to, and only part of, the detailed provisions of the Ohio Revised Code and Eaton Corporation’s Amended Regulations referred to herein.

Eaton Corporation has entered into Indemnification Agreements with all of its officers and directors. The Agreements provide that Eaton Corporation shall indemnify such directors or officers to the full extent permitted by law against expenses actually and reasonably incurred by them in connection with any claim filed against them by reason of anything done or not done by them in such capacity. The Agreements also require Eaton Corporation to maintain director and officer insurance which is no less favorable to the director and officer than the insurance in effect on the date of the Agreements, and to establish and maintain an escrow account of up to $10 million to fund Eaton Corporation’s obligations under the Agreements, except that Eaton Corporation is required to fund the escrow only upon the occurrence of a change of control of Eaton Corporation, as defined under the Agreements.

Eaton Corporation also maintains insurance coverage for the benefit of directors and officers with respect to many types of claims that may be made against them, some of which may be in addition to those described in Section 2 of Article IV of the Amended Regulations.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16. Exhibits

See the index to exhibits that appears immediately following the signature pages to this Registration Statement.

Item 17. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under The Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the foregoing shall not apply if the information required to be included in a post-effective amendment is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of 314 securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned registrant or used or referred to by an undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by an undersigned registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on February 24, 2012.

EATON CORPORATION

By:	/s/ Richard H. Fearon
Richard H. Fearon Vice Chairman and Chief Financial and Planning Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/S/ ALEXANDER M. CUTLER Alexander M. Cutler	Chairman and Chief Executive Officer; President; (Principal Executive Officer); Director	February 24, 2012

/S/ RICHARD H. FEARON Richard H. Fearon	Vice Chairman and Chief Financial and Planning Officer; (Principal Financial Officer)	February 24, 2012

/S/ BILLIE K. RAWOT Billie K. Rawot	Senior Vice President and Controller; (Principal Accounting Officer)	February 24, 2012

* Todd M. Bluedorn	Director	February 24, 2012

* Christopher M. Connor	Director	February 24, 2012

* Michael J. Critelli	Director	February 24, 2012

* Charles E. Golden	Director	February 24, 2012

* Arthur E. Johnson	Director	February 24, 2012

* Ned C. Lautenbach	Director	February 24, 2012

* Deborah L. McCoy	Director	February 24, 2012

* Gregory R. Page	Director	February 24, 2012

* Gary L. Tooker	Director	February 24, 2012

*By /s/ LIZBETH L. WRIGHT
Lizbeth L. Wright, Attorney-in-Fact for the officers and directors signing in the capacities indicated

EXHIBIT INDEX

Exhibit Number		Exhibit Description

3(a)	—	Amended Articles of Incorporation (amended and restated as of April 27, 2011), filed as Exhibit 3(a) to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 and incorporated herein by reference.

3(b)	—	Amended Regulations (amended and restated as of April 27, 2011), filed as Exhibit 3(b) to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 and incorporated herein by reference.

*5	—	Opinion of Mark McGuire, our General Counsel, as to validity of the Securities.
*23 (a)	—	Consent of Ernst & Young LLP.
*23 (b)	—	Consent of Mark McGuire, our General Counsel (included in Exhibit 5).
*24	—	Power of Attorney.

*	Filed herewith.